EXHIBIT 10.1


                   WHEELSET SUPPLY AND SERVICES AGREEMENT


        This WHEELSET SUPPLY AND SERVICES AGREEMENT ("Agreement") is made as of November 9, 1999, between UNION PACIFIC RAILROAD COMPANY, a Delaware corporation, having its principal office at 1416 Dodge Street, Omaha, Nebraska 68179 ("UNION PACIFIC"), and ABC-NACO Inc., a Delaware corporation, having its principal office at 2001 Butterfield Road, Suite 502, Downers Grove, Illinois ("SUPPLIER").

   RECITALS:
   --------

        A. In reliance on the performance by SUPPLIER of SUPPLIER's obligations under this Agreement, UNION PACIFIC intends to close UNION PACIFIC's (or its affiliate's) railroad wheel shops at Pocatello, Idaho and North Little Rock, Arkansas (the "UP Wheel Shops") on or before November 9, 1999 (the "Effective Date").

        B. SUPPLIER, or Gunderson Rail Services, Inc. ("GRS"), owns and operates railroad wheel mounting, maintenance and repair facilities at Chicago Heights, Illinois; Kansas City, Kansas; San Bernardino, California; Corsicana, Texas; Pine Bluff, Arkansas; Portland, Oregon; and Tacoma, Washington (the "SUPPLIER Wheel Shops"). SUPPLIER also owns and operates a steel foundry at Calera, Alabama capable of producing railroad wheel blanks.

        C. UNION PACIFIC desires that SUPPLIER supply and provide to UNION PACIFIC, on the terms and conditions of this Agreement, all of UNION PACIFIC's requirements for railroad freight car wheelsets and components comprising wheel blanks, axles, bearings, plates and related parts ("Wheelsets"), railroad freight car wheel services comprising wheel turning and mounting ("Wheelset Services"), and related services including transportation to and from UNION PACIFIC locations designated by UNION PACIFIC, certain loading and unloading, and inventory control and resupply (the "Related Services"). The supplying of the Wheelsets, and providing the Wheelset Services and the Related Services, are sometimes referred to collectively in this Agreement as the "Wheelset Supply/Services."

        D. UNION PACIFIC desires to sell to SUPPLIER, on the terms and conditions of this Agreement, the UNION PACIFIC inventory (the "UP Inventory") of (1) railroad freight car new and reconditioned Wheelsets and Wheelset components, and related maintenance, repair and operations supplies, materials, tools and equipment (collectively, the "UP Consumables"), and (2) wheel cars, and the major nonconsumable equipment item types and in the approximate quantities listed on EXHIBIT A attached and by reference incorporated into this Agreement (collectively, the "UP Equipment"), located at the UP Wheel Shops and other UNION PACIFIC locations.

        E.   SUPPLIER is agreeable to providing the Wheelset
   Supply/Services and purchasing the UP Inventory on the terms and conditions of this Agreement.







   AGREEMENT:
   ---------

        NOW, THEREFORE, in consideration of the mutual covenants and undertakings in this Agreement, the parties agree as follows:

   1.0 DEFINITIONS. As used in this Agreement, the terms listed below have the following meanings:

        1.1  AAR means the Association of American Railroads.

        1.2 ALTERNATE SUPPLIER means a supplier of Wheelsets or Wheelset Services other than SUPPLIER.

        1.3 BASE PRICE means the price of the Wheelsets and Wheelset Services listed on EXHIBIT B attached and by reference incorporated into this Agreement.

        1.4 CONTRACT YEAR means November 9 through November 8 of each year.

        1.5  EFFECTIVE DATE means November 9, 1999.

        1.6 MINIMUM DELIVERY REQUIREMENTS. Until March, 2000, ninety-eight percent (98%) of the Delivery Requirements (as defined in Section 2.6, and as may be extended pursuant to Section 2.6(d)), and thereafter ninety-nine percent (99%) of the Delivery Requirements, as determined for each UNION PACIFIC location on a calendar month basis throughout the entire UNION PACIFIC system, except that the Minimum Delivery Requirement for each Program Shop (as defined in Section 1.7) is one hundred percent (100%).

        1.7 PROGRAM SHOP means a UNION PACIFIC shop or UNION PACIFIC-affiliated shop (currently at DeSoto, Missouri; Palestine, Texas; and the Union Pacific Fruit Express facility at Pocatello, Idaho) at which Wheelsets are consumed as a part of planned freight car program rebuild work.

        1.8 Wheelset Gardens means the locations designated by UNION PACIFIC from time to time for the on-site storage of Wheelset inventory. The current Wheelset Garden locations are set forth on EXHIBIT C attached and by reference made a part of this Agreement.

   2.0  WHEELSET SUPPLY/SERVICES.
        ------------------------

        2.1  PURCHASE OF UNION PACIFIC REQUIREMENTS; COST REIMBURSEMENT.
   (a) During the Term (as defined in Section 7.1), UNION PACIFIC will purchase from SUPPLIER one hundred percent (100%) of UNION PACIFIC's requirements for Wheelset Supply/Services, except as otherwise provided in this Agreement. UNION PACIFIC's requirements for Wheelset

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   Supply/Services will be determined at UNION PACIFIC's sole and absolute discretion. UNION PACIFIC has no obligation to purchase any minimum amount of Wheelset Supply/Services.

             (b) SUPPLIER acknowledges that the award of this contract by UNION PACIFIC has and will result in UNION PACIFIC (or its affiliates) incurring costs to shut down operations at the UP Wheel Shops, that such closure costs will be incurred regardless of if and when operations are ever resumed at any of the UP Wheel Shops, and that such closure costs are estimated to exceed the amount (the "Closure Amount") shown on SCHEDULE 2.1(b) attached and by reference made a part of this Agreement. In order to mitigate the closure costs and other risks and liabilities assumed by UNION PACIFIC in closing the UP Wheel Shops, and in consideration for UNION PACIFIC granting to SUPPLIER the right to supply UNION PACIFIC's Wheelset Supply/Services for the life of and under the terms and conditions of this Agreement, SUPPLIER agrees to pay the Closure Amount to UNION PACIFIC on the Effective Date. Such payment will be wire transferred (in immediately available United States funds) to UNION PACIFIC as directed by UNION PACIFIC, and will not be adjusted regardless of the actual amount of closure costs incurred by UNION PACIFIC.

        2.2 SUPPLY OF UNION PACIFIC REQUIREMENTS; GRS. (a) During the Term, SUPPLIER will supply all of UNION PACIFIC's requirements for Wheelset Supply/Services, except as otherwise provided in this
   Agreement.   SUPPLIER, at its sole cost and expense, will furnish all
   labor, services, transportation, materials, tools, equipment and other things necessary to accomplish the Wheelset Supply/Services that SUPPLIER is required to furnish under this Agreement. New and reconditioned/repaired/reassembled Wheelsets will be delivered by SUPPLIER to each Wheelset Garden in the quantities necessary to maintain on a consignment basis the Wheelset inventory level for each UNION PACIFIC location and to satisfy the program requirements for each Program Shop. The current Wheelset inventory levels ("Base Inventory Levels") for UNION PACIFIC locations are listed on EXHIBIT D attached and by reference made a part of this Agreement. The Base Inventory Levels initially will be maintained by SUPPLIER. Based on actual delivery performance and consumption levels, the required inventory levels will be equitably adjusted on a quarterly basis by UNION PACIFIC and SUPPLIER beginning with the fourth (4th) month of the Term. The current consumption levels ("Base Consumption Levels") for UNION PACIFIC locations are listed on EXHIBIT E attached and by reference made a part of this Agreement. The Program Shop requirements for 1999 are listed on EXHIBIT F attached and by reference made a part of this Agreement.

             (b) SUPPLIER represents and warrants to UNION PACIFIC that SUPPLIER has entered into a binding agreement with GRS (the "GRS Arrangement") under which GRS will provide through SUPPLIER to UNION PACIFIC all of the Wheelset Supply/Services from GRS's Pine Bluff, Portland and Tacoma Wheel Shops required to be provided under this Agreement by SUPPLIER to UNION PACIFIC, under terms and conditions

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   which are consistent with the terms and conditions of this Agreement, and that provide that all guarantees, warranties, and other obligations of GRS under the GRS Arrangement will run directly to UNION PACIFIC, that UNION PACIFIC will be named as an additional insured in all insurance policies required to be procured and maintained by GRS, and that upon termination or forfeiture of this Agreement, GRS will continue to perform under the GRS Arrangement in the event UNION PACIFIC requests that such performance be continued and takes an assignment of the GRS Arrangement from SUPPLIER.
   SUPPLIER agrees to maintain the GRS Arrangement in full force and effect during the life of this Agreement, it being understood and agreed that SUPPLIER's failure to do so will constitute a material default under this Agreement. SUPPLIER is fully responsible to UNION PACIFIC for the acts and omissions of GRS and any persons directly or indirectly employed by GRS, and such acts and omissions will be considered the acts and omissions of SUPPLIER.

        2.3  OPERATION AND PRODUCTION FROM SUPPLIER WHEEL SHOPS.
   SUPPLIER must continue to operate at each of the SUPPLIER Wheel Shop location (either directly, or with respect to the SUPPLIER Wheel Shops at Pine Bluff, Portland and Tacoma, through GRS), and to furnish Wheelsets from each SUPPLIER Wheel Shop "source" to the applicable UNION PACIFIC location "destination" in accordance with the source/destination pairs listed on EXHIBIT D, unless the closure of an existing SUPPLIER Wheel Shop location or the addition of a new location is approved in advance by UNION PACIFIC (which approval will not be withheld unreasonably). There will be no increases in prices due to the closure or addition of a SUPPLIER Wheel Shop. If SUPPLIER is unable to meet the Delivery Requirements (as defined in Section 2.6) for, and/or to maintain the required inventory level of, a particular UNION PACIFIC location "destination" from the applicable SUPPLIER Wheel Shop "source," SUPPLIER will bear all costs and expenses of using production from other SUPPLIER Wheel Shop "sources" or from third-party sources. The sole exception (in addition to any applicable extensions of the Delivery Requirements under Section 2.6(d)) is that if consumption at a particular UNION PACIFIC location substantially increases and SUPPLIER is unable to maintain the required inventory level at such UNION PACIFIC location from the applicable SUPPLIER Wheel Shop "source" after having used SUPPLIER's best efforts to do so, then UNION PACIFIC will bear any additional transportation costs attributable to shipping production from other SUPPLIER Wheel Shop sources necessary to meet the increased consumption. SUPPLIER will maintain AAR production certification for each SUPPLIER Wheel Shop, and in accordance with the requirements of
   Section 3.4. No Wheelsets may be supplied by SUPPLIER from wheel shops that are not AAR-certified.

        2.4  WHEELSET MANUFACTURE; SPECIFICATIONS AND STANDARDS.

             (a) SUPPLIER will manufacture itself, or will purchase Wheelsets or related parts or services from third-party suppliers/manufacturers approved in advance by AAR and UNION PACIFIC.

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   SUPPLIER further agrees that UNION PACIFIC may require SUPPLIER to purchase certain Wheelset components in the quantities and from the suppliers/manufacturers designated from time to time by UNION PACIFIC (except to the extent SUPPLIER is contractually obligated to other suppliers/manufacturers); provided, however, that SUPPLIER is not required to purchase from any UNION PACIFIC-designated supplier/manufacturer if to do so would cause SUPPLIER to fail to meet the Delivery Requirements or the Product Quality Requirements (as defined in Section 3.1), as reasonably determined by SUPPLIER; and provided further, that the applicable Base Price (as defined in Section 4.1) will be equitably adjusted by UNION PACIFIC to reflect any differences in the price charged by the UNION PACIFIC designated supplier/manufacturer and the SUPPLIER cost.

             (b) The Wheelsets and related parts supplied by SUPPLIER to UNION PACIFIC under this Agreement will be manufactured, and Wheelset Services will be provided, in accordance with (i) the then-applicable specifications and standards of AAR (including, without limitation, the Field and Office Manuals of AAR Interchange Rules, and Sections G and H of the AAR Manual of Standards and Recommended Practices, as may be revised) and of any governmental agency with jurisdiction (collectively, "AAR/Government Specifications"); and (ii) the specifications and standards of UNION PACIFIC identified as Union Pacific Railroad Freight Car Specifications (as may be reasonably changed by UNION PACIFIC from time to time as provided in Section 2.5(a)), to the extent more restrictive than AAR/Government Specifications. SUPPLIER is responsible for contacting UNION PACIFIC's Manager of Purchasing for direction if there is any question on whether AAR/ Government Specifications or UNION PACIFIC specifications and standards will control.

        2.5 CHANGES IN AAR/GOVERNMENT SPECIFICATIONS OR UNION PACIFIC STANDARDS AND SPECIFICATIONS.

             (a) SUPPLIER is required to promptly implement any and all changes ("AAR/Government Change") in AAR/Government Specifications, without the necessity of notice from UNION PACIFIC. UNION PACIFIC may require reasonable changes ("UP Change") in the UNION PACIFIC specifications and standards with respect to any Wheelset or component or Wheelset Service, by giving notice ("a UP Change Notice") to SUPPLIER. Within fifteen (15) days after a UP Change Notice is given, SUPPLIER will notify UNION PACIFIC as to whether SUPPLIER will be able to make the UP Change, it being agreed that SUPPLIER will use its best efforts to make the UP Change unless the UP Change is commercially impracticable. If SUPPLIER is able to make the UP Change, then the SUPPLIER notice will include a detailed estimate of the effect of the UP Change, if any, on SUPPLIER's out-of-pocket cost of providing the affected Wheelset Supply/Service. If SUPPLIER is unable to make the UP Change for any reason other than commercial impracticability, then UNION PACIFIC, at its election, may withdraw the UP Change Notice, or temporarily or permanently eliminate the affected Wheelset Supply/Services item from this Agreement, or terminate this Agreement

                                      5







   upon not less than sixty (60) days notice to SUPPLIER. The UP Change will be instituted by SUPPLIER as soon as reasonably possible or on such later date as UNION PACIFIC specifies in the Change Notice.

             (b) If the AAR/Government Change or UP Change results in a reduction or increase in SUPPLIER's cost, as equitably determined by UNION PACIFIC and SUPPLIER, then the applicable Base Price will be adjusted by an amount equal to the reduction or increase in cost. The adjustment in Base Price (if any) will be documented by amendment to this Agreement, but no such amendment is necessary to make the AAR/Government or UP Change or the adjustment in Base Price effective.

        2.6  INVENTORY AND DATA CONTROL; DELIVERY REQUIREMENTS.

             (a) SUPPLIER will establish and maintain a confidential Internet website for (i) receipt of Wheelset inventory information (including quantities received from SUPPLIER, quantities consumed by UNION PACIFIC and bad orders for return to SUPPLIER) and Excess Demand (as defined in subparagraph (b) below) requests from UNION PACIFIC,
   (ii) confirmation by SUPPLIER of inventory information and requests from UNION PACIFIC, (iii) consumption summaries by UNION PACIFIC location and totals for all locations, on a rolling 18-month minimum basis, (iv) then-current inventory levels at each UNION PACIFIC location, (v) inventory levels and production data (including scrap and fallout rates) for each SUPPLIER Wheel Shop and the SUPPLIER foundry, and (vi) posting by SUPPLIER of weekly, quarterly and annual
   reports of the above data.   UNION PACIFIC and SUPPLIER agree to work
   cooperatively to assure an accurate and efficient inventory control and supply system to timely meet all of UNION PACIFIC's supply requirements.

             (b) Based on the consumption and inventory data referred to in subparagraph (a) above, the Base Consumption Levels and Base Inventory Levels as equitably adjusted by UNION PACIFIC and SUPPLIER on a quarterly basis using the actual consumption and inventory data, and the annual Wheelset program requirements to be provided by UNION PACIFIC to SUPPLIER for each Program Location, SUPPLIER agrees to supply Wheelsets on a consignment basis in sufficient time to each UNION PACIFIC location to meet the anticipated needs of UNION PACIFIC without supply shortfalls as to any UNION PACIFIC location or Wheelset size/type, and to achieve zero cars held for wheelsets over the entire UNION PACIFIC system as identified in the UNION PACIFIC Transportation Control System. If unanticipated demand by UNION PACIFIC depletes an inventory, or if UNION PACIFIC requests additional inventory supply in advance to meet unusual demand levels (collectively, "Excess Demand"), SUPPLIER will replenish the inventory or provide the additional inventory as soon as possible but in all events within forty-eight
   (48) hours after receipt of UNION PACIFIC's request (via the SUPPLIER website) except that the time period for 6 1/2" x 12" x 33" Wheelsets is seventy-two (72) hours (the "Excess Demand Delivery Requirements").
   All of the requirements for delivery of Wheelset inventory items under


                                      6







   this Section 2.6(b) sometimes are referred to collectively in this Agreement as the "Delivery Requirements."

             (c) If a freight car is held for Wheelsets (as confirmed by the UNION PACIFIC Transportation Control System daily report of cars held for materials), and the inventory shortfall is not made up by SUPPLIER within twenty-four (24) hours (except that the time period for 6 1/2" x 12" x 33" Wheelsets is seventy-two (72) hours) after UNION PACIFIC notifies SUPPLIER (via the SUPPLIER website) of the applicable shortfall, then SUPPLIER will be assessed a late restocking charge of Five Hundred Dollars ($500.00) per day until the shortfall is made up. If any shortfall is due to failure of SUPPLIER to satisfy the Delivery Requirement, SUPPLIER will bear all costs associated with delivering Wheelset(s) to make up the shortfall (for example, the excess cost of truck versus rail shipment).

             (d) Each applicable Delivery Requirement and the restocking time periods under subparagraph (c) above will be extended by the period of unavoidable delay caused by the following:

                  (i) Failure of UNION PACIFIC to meet the transit times (excluding UNION PACIFIC holidays) on EXHIBIT G attached and by reference made a part of this Agreement;

                  (ii) Failure of UNION PACIFIC to report Wheelset consumption to the SUPPLIER website within two (2) days of consumption (excluding UNION PACIFIC holidays);

                  (iii) Failure of UNION PACIFIC to return empty wheel cars or bad order Wheelsets to SUPPLIER within the turnaround times specified in EXHIBIT G, excluding UNION PACIFIC holidays and non-UNION PACIFIC rail line switching;

                  (iv) Failure of UNION PACIFIC to load/unload wheel cars and trailers within the time periods specified on EXHIBIT G; or

                  (v)  A force majeure event, as provided in Section 11.

             The Excess Demand Delivery Requirement will be extended for a UNION PACIFIC location for an equitable time period as agreed between UNION PACIFIC and SUPPLIER if Excess Demand for the UNION PACIFIC location remains for two (2) or more consecutive days during a calendar month at a level so far in excess of the applicable Base Consumption Level (as adjusted as provided in Section 2.6(b)) that it would be inequitable (as agreed between SUPPLIER and UNION PACIFIC) to require SUPPLIER to meet the Excess Demand Delivery Requirement under such circumstances.

        2.7  MINIMUM DELIVERY REQUIREMENT.

             (a) SUPPLIER will in all events be required to meet the Delivery Requirements. In addition to, and not in limitation of,

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   UNION PACIFIC's remedies under this Agreement for default of SUPPLIER in failing to meet the Delivery Requirements, the procedures and remedies in this Section 2.7 will apply to SUPPLIER's failure to meet the Minimum Delivery Requirement.

             (b) If SUPPLIER fails to meet the Minimum Delivery Requirement, UNION PACIFIC may notify SUPPLIER accordingly ("Non-Compliance Notice"). If SUPPLIER fails to supply to the applicable UNION PACIFIC location the necessary inventory to make up the shortfall within five (5) business days after the date of the Non-Compliance Notice, then UNION PACIFIC will be entitled to purchase the necessary inventory from Alternate Suppliers to make up the shortfall and to charge SUPPLIER for the difference in the prices paid to Alternate Suppliers and the then-current Base Prices. If UNION PACIFIC issues more than two Non-Compliance Notices in any twelve-month period, SUPPLIER will, within ten (10) days (the "Compliance Period") after receipt of the second Non-Compliance Notice, provide UNION PACIFIC with a compliance plan reasonably acceptable to UNION PACIFIC for remedying SUPPLIER's non-compliance with the Minimum Delivery Requirement. If SUPPLIER fails to provide an acceptable compliance plan within the Compliance Period, or fails to institute the compliance plan, or if, within six (6) months after the end of the Compliance Period, UNION PACIFIC issues more than two Non-Compliance Notices for delivery deficiencies with the same or similar causes as those for any delivery deficiencies which were the subject of a previous Non-Compliance Notice, then, in any of such events and at UNION PACIFIC's election, UNION PACIFIC may purchase any or all Wheelset Supply/Services from Alternate Suppliers and charge SUPPLIER for the difference in the prices paid to Alternate Suppliers and the then-current Base Prices, and/or conclusively declare SUPPLIER in material default under this Agreement.

        2.8 LOGISTICS AND TRANSPORTATION. All used Wheelsets for scrap or repair/reconditioning will be returned to SUPPLIER, and will be loaded by UNION PACIFIC at the UNION PACIFIC-designated "pickup" spot for used Wheelsets at each UNION PACIFIC location. SUPPLIER is responsible for transporting (including coordinating transportation on UNION PACIFIC lines) used Wheelsets to the applicable SUPPLIER Wheel Shop, and for determining if the used Wheelsets are suitable for repair/reconditioning. SUPPLIER is also responsible for transporting new or repaired/reconditioned Wheelsets from the applicable SUPPLIER Wheel Shop "source" to the applicable UNION PACIFIC location "destination," and placement in the Wheel Garden at each UNION PACIFIC location. Shipment on UNION PACIFIC lines will be on UNION PACIFIC terms and conditions applicable to third party, arms-length customers, except that the rates charged SUPPLIER will be UNION PACIFIC's then-current "internal move" rates. All loading and unloading will be the responsibility of SUPPLIER, except that loading and unloading on UNION PACIFIC property will be coordinated by SUPPLIER but performed by UNION PACIFIC forces. UNION PACIFIC agrees to indemnify and hold harmless SUPPLIER from and against any and all claims made against

   SUPPLIER for injuries suffered by any UNION PACIFIC employee during such loading and unloading on UNION PACIFIC property.

        1.9 INSPECTION. After receipt of any shipment of Wheelsets, UNION PACIFIC has the right (but not the obligation) to inspect the shipment. No inspection by UNION PACIFIC or failure of UNION PACIFIC to inspect any particular shipment will prevent UNION PACIFIC from exercising its rights and remedies under this Agreement or be deemed a waiver of any of UNION PACIFIC's rights with respect to the shipment in question or any other shipments. If a shipment contains units with defects (including, without limitation, failure to manufacture or provide the Wheelsets or Wheelset Services in accordance with the specifications and standards referred to in Section 2.4), UNION PACIFIC may reject and refuse to take delivery of such Wheelsets or Wheelset Services and notify SUPPLIER of the rejection via the SUPPLIER website, in which event the provisions of Section 3.2 will apply.

   3.0  SPECIFIC QUALITY REQUIREMENTS.
        -----------------------------

        3.1  Warranty.
             --------

             (a) SUPPLIER covenants and warrants to UNION PACIFIC that the Wheelsets and Wheel Services will be manufactured and/or provided in accordance with the specifications and standards referred to in
   Section 2.4. SUPPLIER additionally warrants to UNION PACIFIC that each of the Wheelsets and Wheelset Services supplied and/or provided will be free from defects in materials and workmanship, and that upon consumption by UNION PACIFIC, SUPPLIER will have conveyed good title to the Wheelsets to UNION PACIFIC, free and clear of all liens and encumbrances. The foregoing warranty of SUPPLIER does not apply to the condition of the Griffin wheel blanks included in the UP Inventory, as such condition exists on the date of sale to SUPPLIER, other than patent defects in such Griffin wheel blanks, it being understood and agreed that SUPPLIER will be responsible for any such patent defects in such Griffin wheel blanks. The requirements in this
   Section 3.1 are hereafter collectively called the "Product Quality Requirements." The covenants and warranties in this Section 3 will survive the termination or expiration of this Agreement.

             (b) SUPPLIER warrants that any product (or part thereof) furnished by SUPPLIER under this Agreement will be free of any claim of any third party for infringement of any United States patent or copyright. If UNION PACIFIC notifies SUPPLIER of the receipt of any claim that such product infringes a United States patent, SUPPLIER will, at its own expense: (i) settle or defend such claim or any suit or proceeding arising therefrom and pay all damages and costs awarded therein against UP, and (ii) procure for UP the right to continue using such product, or modify the product so that it becomes non-infringing, or replace the product with an equivalent non-infringing product.

             (c) SUPPLIER will not be liable for any of UNION PACIFIC's lost revenue, lost profits, or consequential damages arising out of SUPPLIER's breach of the above warranty.

        3.2 DISPOSITION OF BAD ORDER WHEELSETS. In the event of any breach of covenant or warranty with respect to any of the Wheelsets or Wheelset Services (whether or not discovered during inspection), SUPPLIER may, at its option after notification of the bad order by UNION PACIFIC via the SUPPLIER website, inspect such Wheelsets at UNION PACIFIC's designated facility or have the Wheelsets returned to SUPPLIER at SUPPLIER's expense. Thereafter, SUPPLIER will, at SUPPLIER's sole cost, and as designated by UNION PACIFIC, either (a) promptly repair the bad order Wheelsets and return the Wheelsets to UNION PACIFIC at UNION PACIFIC's designated location; or (b) promptly send replacement Wheelsets to UNION PACIFIC at UNION PACIFIC's designated location. For purposes of the Delivery Requirements, bad order Wheelsets are deemed not to have been delivered until replaced or repaired.

        3.3 MINIMUM PRODUCT QUALITY REQUIREMENTS. SUPPLIER will in all events be required to meet the Product Quality Requirements. In addition to, and not in limitation of, UNION PACIFIC's remedies under this Agreement for default of SUPPLIER in failing to meet the Product Quality Requirements, the procedures and remedies in this Section 3.3 will apply to SUPPLIER's failure to meet the Product Quality Requirements. If SUPPLIER fails to meet a Product Quality Requirement, UNION PACIFIC may notify SUPPLIER accordingly ("Non-Compliance Notice"). If SUPPLIER fails to eliminate the cause of the quality deficiency to the satisfaction of UNION PACIFIC within ten
   (10) days after the date of the Non-Compliance Notice, then UNION PACIFIC will be entitled to purchase the affected Wheelset Supply/Services from Alternate Suppliers and charge SUPPLIER for the difference in prices paid to Alternate Suppliers and the then-current Base Prices. If UNION PACIFIC issues more than two Non-Compliance Notices in any twelve-month period, SUPPLIER will, within ten (10) days after receipt of the second Non-Compliance Notice, provide UNION PACIFIC with a compliance plan reasonably acceptable to UNION PACIFIC for remedying SUPPLIER's non-compliance with the Product Quality Requirement. If SUPPLIER fails to timely provide an acceptable compliance plan, or fails to institute the compliance plan, or if UNION PACIFIC thereafter issues more than two Non-Compliance Notices in any six-month period, then, at UNION PACIFIC's election, UNION PACIFIC may purchase any or all Wheelset Supply/Services from Alternate Suppliers and charge SUPPLIER for the difference in the prices paid to Alternate Suppliers and the then-current Base Price, and/or conclusively declare SUPPLIER in material default under this Agreement.

        3.4  GENERAL QUALITY AND CONTINUOUS IMPROVEMENT REQUIREMENTS.

             (a) SUPPLIER agrees to comply with ISO 9002 or AAR M-1003 Quality Standards, and to endeavor to improve continuously the quality, timeliness and cost effectiveness of the Wheelset Supply/Services. Measures of the overall quality of SUPPLIER's performance under this Agreement include delivery performance, backlog level measurements, supply variability, customer satisfaction, billing accuracy, product repair/quality/defect rates, AAR and/or Union Pacific audit reports (reports must be favorable and with no more than three identified concerns relating to Wheelset Supply/Services), and development, testing and certification of new Wheelset products.
   Cost savings will be shared by SUPPLIER with UNION PACIFIC on an equitable basis.

        (b) Not less than one percent (1%) of the gross revenues received by SUPPLIER under this Agreement will be invested in research and development of railroad freight car wheel blanks consistent with UNION PACIFIC's usage of wheel blanks. SUPPLIER agrees to make available to UNION PACIFIC, without any fee or charge of any kind, any and all information pertaining to inventions, improvements or modifications of the Wheelsets and Wheelset Services as may be developed by SUPPLIER under this Agreement, provided, however, that such inventions, improvements and modifications will remain the sole and exclusive property of SUPPLIER.

             (c) SUPPLIER will provide team members from relevant functional areas to serve on a Supplier Improvement Team with UNION PACIFIC representatives, meeting on a regular monthly basis to review (including review of audit reports) and improve SUPPLIER's quality and performance. The Supplier Improvement Team will also meet as needed to address, and assist SUPPLIER in resolving, specific performance and/or quality issues. The actions, inactions, or recommendations of the Supplier Improvement Team will not relieve SUPPLIER of its responsibility to determine the necessary means and methods to meet SUPPLIER's performance and quality obligations under this Agreement.

   4.0  PRICING; PAYMENT.
        ----------------

             4.1 BASE PRICES. The Base Prices for Wheelset Supply/Services are listed on EXHIBIT B. The Base Prices are calculated using the Base Consumption Levels, labor and freight charges, and scrap prices for credit to UNION PACIFIC for scrapped used Wheelsets and Wheelset components. The Base Prices will be adjusted upward or downward quarterly based only (except as otherwise may be specifically provided in this Agreement) on the following adjustment events: (a) equitable adjustments to reflect any consumption decrease or increase of more than one/half percent (1/2%) from the Base Consumption Level for a Wheelset type or component type at a UNION PACIFIC location; (b) after the first twenty-four (24) months of the Term of this Agreement, all increases or decreases in scrap commodity prices as established by the Chicago Board of Trade Metal Market except that no adjustment will be made until the scrap price as reflected by the Chicago Board of Trade Metal Market varies from the EXHIBIT B scrap price by at least ten percent (10%); (c) after the first twenty-four (24) months of the Term of this Agreement, all decreases in labor costs, and increases in labor costs not to exceed in any twelve-month period the lesser of (i) three percent (3%) per annum, or (ii) sixty percent (60%) of the average of the per annum increases for all SUPPLIER Wheel Shops (for example, if the average of the per annum increases for all SUPPLIER Wheel Shops for a twelve-month period is 4%, then the labor component of the Base Prices will be increased by 2.4%, but if the average of the per annum increases for all SUPPLIER Wheel Shops for a twelve-month period is 7%, then the labor component of the Base Prices will be increased by 3%); and (d) after the first twenty-four (24) months of the Term of this Agreement, increases and decreases in the out-of-pocket cost to SUPPLIER for obtaining plating services and wheel blanks, bearings and axles, provided, however, that no such cost increase will result in an increase in Base Prices unless SUPPLIER first (i) has made commercially reasonable efforts to obtain the best price possible,
   (ii) has advised UNION PACIFIC of the cost increase in advance of SUPPLIER committing contractually to the cost increase with SUPPLIER's manufacturer/supplier, and (iii) has worked cooperatively with UNION PACIFIC to further negotiate the price with such manufacturer/supplier, or if such further negotiations are unsuccessful, with other manufacturers/suppliers. Base Price adjustments will be made reasonably and in accordance with this Agreement by SUPPLIER (except as otherwise provided in this Agreement) by giving UNION PACIFIC written notice within ten (10) days after the end of each quarter. Base Price adjustments will be calculated using data for the quarter just ended, and will apply to the then-current quarter and each following quarter until readjusted as provided in this Section 4.1; provided, however, that an additional Base Price adjustment will be made for the then-current quarter only, in an amount necessary to amortize over such quarter the total amount of overpayment or shortfall in payment of Base Prices for the quarter just ended based on calculating the increase or decrease in Base Prices from the date of the adjustment event occurs through the end of the quarter just ended. Each notice of Base Price adjustment given by SUPPLIER to UP will include documentation evidencing the bases for the adjustment. If UNION PACIFIC reasonably objects to any Base Price increase by giving SUPPLIER written notice of objection within fifteen
   (15) days after receipt of an SUPPLIER price adjustment notice, then the increase will not become effective until agreed to in writing by UNION PACIFIC or upheld by arbitration under Section 14.0. Upon such written agreement or decision in arbitration, the price increase will become effective retroactively to the applicable quarters, and UNION PACIFIC will pay any shortfall in payment within thirty (30) days.

        4.2 PAYMENT. UNION PACIFIC will provide to SUPPLIER on a daily basis, via SUPPLIER's website, UNION PACIFIC's system-wide Wheelset inventory. Each Monday, such inventory report will be in the form of a UNION PACIFIC Purchase Order, which will be used only as a means to trigger the issuance of SUPPLIER's invoice and will not be considered an order for replenishment of inventory. Based on such Purchase Order and the then-current Base Prices, SUPPLIER will calculate the payment earned for the reporting period and transmit an itemized invoice to UNION PACIFIC. The invoice must include a valid purchase order number, the UNION PACIFIC item number, and the quantities of such items covered by the invoice. Payment will be due from UNION PACIFIC within ten (10) days after UNION PACIFIC's receipt of accurate invoice in proper form. With respect to Wheelset Supply/Services furnished to UNION PACIFIC locations in the State of California, SUPPLIER agrees to provide separate invoice categories for labor and materials and otherwise to provide documentation to qualify such Wheelset Supply/Services to the extent possible as provided pursuant to an optional maintenance contract under California Sales Tax Regulation
   Section 1546. The parties agree that this Agreement will control over any terms and conditions in Purchase Orders or invoices which are contrary to or inconsistent with this Agreement

        4.3 BOOKS AND RECORDS. (a) During the Term and for a period of three (3) years thereafter, SUPPLIER will keep an accurate record of the costs and quantities of all material usage, labor, and all other things furnished by SUPPLIER in connection with the performance of SUPPLIER's obligations under this Agreement. For purposes of confirming the prices to be paid by UNION PACIFIC, including any price adjustment pursuant to Section 4.1, and otherwise performing audits, UNION PACIFIC will, at all reasonable times during the Term and for a period of three (3) years thereafter, have free and full access to the accounts, books and records of SUPPLIER relating to SUPPLIER's operations under this Agreement. SUPPLIER will immediately repay to UNION PACIFIC all amounts billed to and paid by UNION PACIFIC under this Agreement that are not supported by accurate and valid records of SUPPLIER.

             (b) For a period of three (3) years, UNION PACIFIC will keep an accurate record of consumption of Wheelsets furnished by SUPPLIER under this Agreement and of cars held for Wheelsets. For purposes of confirming UNION PACIFIC's Wheelset consumption and UNION PACIFIC's determination of whether SUPPLIER has failed to meet the Delivery Requirements, SUPPLIER will, at all reasonable times during the Term and for a period of three (3) years thereafter, have full and free access to such records. UNION PACIFIC will immediately pay SUPPLIER for any Wheelset consumption disclosed by SUPPLIER's audit which was not reported to SUPPLIER by UNION PACIFIC in the inventory reports referred to in Section 4.2.

        4.4 CONSUMPTION OF INVENTORY. Inventory consigned to UNION PACIFIC locations by SUPPLIER will remain the property of SUPPLIER until installed by UNION PACIFIC on a railroad freight car. Title to consigned inventory items will automatically pass to UNION PACIFIC upon such installation, at which time the inventory item is considered "consumed" by UNION PACIFIC and the risk of loss of the inventory item passes to UNION PACIFIC. Until the transfer of title to UNION PACIFIC, SUPPLIER has the risk of loss, and hereby releases UNION PACIFIC from any and all claims for loss of or damage to consigned inventory prior to consumption, except where the loss or damage is caused solely and directly by the gross negligence or willful misconduct of UNION PACIFIC. If SUPPLIER desires the installation of any improvements (such as fencing) to protect the consigned inventory or to prevent commingling with UNION PACIFIC personal property, the desired improvement will be subject to UNION PACIFIC's reasonable advance approval, will be constructed and maintained at the expense of SUPPLIER, and will be removed at the expense of SUPPLIER upon the expiration or termination of this Agreement.

   5.0  PURCHASE AND SALE OF UP INVENTORY.
        ---------------------------------

        5.1  SALE AND PURCHASE; LIST OF UP CONSUMABLES.   Except as
   provided in Section 5.3(b), UNION PACIFIC agrees to sell and SUPPLIER agrees to purchase one hundred percent (100%) of the UP Inventory on
   hand as of 12:00 A.M., CST, on the Effective Date.   Within fifteen
   (15) days after the Effective Date, SUPPLIER will give UNION PACIFIC notice of any variances from the UP Consumables list furnished by UNION PACIFIC, as determined by SUPPLIER's audit of such list, and the parties will then work cooperatively to establish the final list of UP Consumables within fifteen (15) days after UNION PACIFIC's receipt of
   SUPPLIER's notice of variances.    If no notice of variances is timely
   given by SUPPLIER, then the UP Consumables list furnished by UNION PACIFIC will be the final list.

        5.2 UP INVENTORY PURCHASE PRICE; SALES AND USE TAX. The purchase price ("Purchase Price") to be paid by SUPPLIER for the UP Inventory is (a) for the UP Equipment, the amount listed on SCHEDULE
   5.2 attached and by reference incorporated into this Agreement, PLUS
   (b) for the UP Consumables, an amount calculated using the average UNION PACIFIC Materials Management System price for each item on the final list of UP Consumables. SUPPLIER will be responsible for the timely payment of any and all sales and use taxes on the sale of the UP Inventory by UNION PACIFIC to SUPPLIER, and, without limitation of the foregoing, for providing UNION PACIFIC with a sale for resale certificate covering the UP Consumables.

        5.3 CLOSING OF SALE AND PURCHASE. (a) UNION PACIFIC will transfer to SUPPLIER all of UNION PACIFIC's right, title and interest, free and clear of all liens and encumbrances, in the UP Equipment as of 12:00 A.M., CST, on the Effective Date, and in the UP Consumables within fifteen (15) days after the final list of UP Consumables is established, provided that SUPPLIER has paid UNION PACIFIC the applicable portion of the Purchase Price by wire transfer of immediately available United States funds on or before the applicable transfer date. The UP Inventory will be transferred to and accepted by SUPPLIER by duly executed Bills of Sale in the form of EXHIBIT H attached and by reference incorporated into this Agreement. The sale of the UP Inventory is on an "as is, where-is" basis, with no representations as to fitness for a particular purpose, merchantability or otherwise. The UP Inventory will be removed by SUPPLIER from UNION PACIFIC property within sixty (60) days after the delivery of the applicable Bill of Sale, except that usable Wheelsets will remain in or be placed in the Wheelset Gardens. If SUPPLIER does not timely remove any UP Inventory that SUPPLIER is required to remove, UNION PACIFIC may do so at the expense of SUPPLIER. Wheelsets and Wheelset components included in the UP Consumables which are not scrapped by SUPPLIER will be returned to UNION PACIFIC after any necessary repair/reconditioning as a part of the Wheelset Supply/Services (for which UNION PACIFIC will pay the applicable Base Prices).

             (b) Notwithstanding the foregoing, UNION PACIFIC may elect to delay the closing of the sale and purchase of those items of UP Equipment located at the North Little Rock UP Wheel Shop for a period of up to one (1) year after the Effective Date, or, if SUPPLIER is in material default under this Agreement, to delete such items from the sale and purchase of the UP Inventory entirely. If the closing on such items is delayed, the Purchase Price attributable to the UP Equipment to be paid on the Effective Date will be reduced by the amount shown on SCHEDULE 5.3(b) attached and by reference made a part of this Agreement, the closing on such items of UP Equipment at the North Little Rock Wheel Shop will take place within thirty (30) days after notice is given by UNION PACIFIC to SUPPLIER, and the Purchase Price to be paid for such items at the delayed closing will be calculated using the item prices on EXHIBIT A less depreciation as determined in accordance with generally accepted accounting principles.

        5.4 REPURCHASE OPTION. If this Agreement is terminated for cause, UNION PACIFIC will have the option to repurchase all or any portion of the UP Inventory (except for any items which have been scrapped or consumed). Union Pacific's repurchase option will include the right to acquire Wheelsets in quantities no less than the quantities required by the Base Inventory Level (as adjusted pursuant to Section 2.6(b)). The repurchase will be on the same terms and conditions as the sale of the UP Inventory to SUPPLIER under this Agreement, except that SUPPLIER will be responsible at SUPPLIER's expense for transporting Wheelsets located at SUPPLIER Wheel Shops to UNION PACIFIC locations designated by UNION PACIFIC.

   6.0  CONFIDENTIALITY.
        ---------------

        Both parties will treat as secret, confidential and proprietary to the other party, the terms and conditions of this Agreement, and, as to SUPPLIER, all information provided by UNION PACIFIC to SUPPLIER relating to this Agreement or the Wheelset Supply/Services, including, without limitation, the UNION PACIFIC specifications and standards referred to in Section 2.4, and, as to UNION PACIFIC, all information provided by SUPPLIER to UNION PACIFIC relating to this Agreement or the Wheelset Supply/Services (collectively, the "Confidential Information"). Neither party will publish, disclose or authorize any person or entity to publish or disclose to any other person, firm or entity any of the Confidential Information during the Term or thereafter, without the prior written consent of the other party, except to the extent that such information is in the public domain either at the time of its disclosure or thereafter comes into the public domain through no act of the disclosing party, or as required by law or court order (and then only after giving the other party such reasonable advance notice of disclosure pursuant to legal requirement or court order as is possible under the circumstances.) Each party will take all necessary precautions to ensure that its employees, agents and contractors adhere to this undertaking of confidentiality. Neither party will use the Confidential Information other than in connection with performing its obligations under this Agreement. Upon termination or expiration of this Agreement, each party will promptly return to the other party all of the Confidential Information which is in or has been reduced to tangible form, and will not retain any copies, extracts or other reproductions in whole or in part of same. Each party acknowledges and agrees that, in the event of its breach of this undertaking of confidentiality, the other party would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that, in addition to any other remedy to which the other party may be entitled at law or in equity, the other party will be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this
   Section 6.0 and/or to compel specific performance of this Section 6.0, and that the breaching party will not oppose the granting of such relief. The provisions of this Section 6.0 will survive the termination or expiration of this Agreement.

   7.0  Term; Termination.
        -----------------

        7.1 TERM. The term (the "Term") of this Agreement will commence on the Effective Date and remain in effect until November 8, 2009, unless earlier terminated as provided in this Agreement. The Term will be automatically extended for successive one-year extension terms unless either party gives notice to the other party that it does not intend to extend this Agreement at least ten (10) months prior to the expiration of the initial Term or the then-current extended Term, as applicable.

        7.2 MUTUAL CAUSES FOR TERMINATION. This Agreement may be terminated by a party prior to expiration of the Term upon sixty (60) days notice of termination to the other party, if any of the events listed below occurs and is not cured within sixty (60) days from the date of the termination notice:

             (a) if a party files any petition or action for relief under any reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or

             (b) if there is filed against a party an involuntary petition under any bankruptcy statute, or a custodian, receiver, trustee, assignee for the benefit of creditors or similar official is appointed to take possession, custody or control of the property of the other party.

        7.3 SPECIFIC CAUSES FOR TERMINATION. This Agreement may also be terminated, by the party indicated, upon the occurrence of any of the following events:

             (a) by UNION PACIFIC, upon sixty (60) days notice of termination to SUPPLIER, if SUPPLIER is in material default under in
   Section 2.7 or 3.3; or

             (b) by UNION PACIFIC, upon sixty (60) days notice of termination to SUPPLIER, if (i) SUPPLIER's Tangible Net Worth remains at less than Fifty Million Dollars ($50,000,000) for any consecutive thirty (30)-day period, and (ii) SUPPLIER's Total Stockholder's Equity as reported in SUPPLIER's publicly-issued financial reports is less than Fifty Million Dollars ($50,000,000). "Tangible Net Worth" means the net book value (after deducting related depreciation, amortization and other valuation reserves) at which the "Tangible Assets" of SUPPLIER would be shown on a balance sheet, minus the amount at which its liabilities would be shown on such balance sheet as determined in accordance with generally accepted accounting principles. "Tangible Assets" means all assets which would, in accordance with generally accepted accounting principles, be classified as a tangible asset, except deferred assets (other than prepaid insurance and prepaid taxes), patents, copyrights, trademarks, trade names, franchises, good will and other similar assets; or

             (c) by UNION PACIFIC, upon ten (10) days notice of termination to SUPPLIER, if UNION PACIFIC is enjoined from closing a UP Wheel Shop, or if a significant labor action is threatened or undertaken against UNION PACIFIC in connection with closing a UP Wheel Shop; or

             (d) by SUPPLIER, upon thirty (30) days notice of termination to UNION PACIFIC, if UNION PACIFIC fails to make any uncontested portion of a payment when due under Section 4.1 within thirty (30) days after receipt by UNION PACIFIC of notice of non-payment from SUPPLIER.

        7.4 TERMINATION AFTER ARBITRATION. If either party materially breaches any of its representations or warranties in this Agreement or materially defaults in the performance of any of its obligations under this Agreement, other than (a) the meeting of financial obligations when such obligations are due or, (b) failure to meet Minimum Delivery

   Requirements or the Product Quality Requirements as provided in Sections 2.7 and 3.3, the other party may give the breaching party notice specifying the claimed particulars of such breach or default. If the breaching party does not remedy the breach or default within thirty (30) days after such notice is given, or if the breaching party fails within such thirty (30) day period to commence to remedy such breach or default and to remedy the same within a reasonable time thereafter, the non-breaching party may at any time thereafter submit the issue to arbitration as provided in Section 14.0. Upon a determination in arbitration of the validity of the non-breaching party's allegations and the materiality of the breach, the non-breaching party will have the right to terminate this Agreement by giving the breaching party thirty (30) days notice of termination.

        7.5 POST-TERMINATION OBLIGATIONS. (a) Upon expiration or termination of this Agreement howsoever, SUPPLIER will diligently and in a timely manner, and otherwise in accordance with the requirements of this Agreement, provide all of the Wheelset Supply/Services to UNION PACIFIC necessary to fill the inventory requirements of UNION PACIFIC as of the date of the expiration or termination, unless otherwise directed by UNION PACIFIC. SUPPLIER, at SUPPLIER's expense, will also deliver any bad order Wheelsets or components (whether located en route or at an SUPPLIER Wheel Shop) to UNION PACIFIC at the destination designated by UNION PACIFIC.

             (b) SUPPLIER acknowledges the limited number of Alternate Suppliers, and the lengthy start-up time required if it becomes necessary for UNION PACIFIC to use Alternate Suppliers and/or to perform its own wheelset services. SUPPLIER agrees that notwithstanding the expiration or termination of this Agreement howsoever, SUPPLIER will continue to provide the Wheelset Supply/Services under the terms of this Agreement for a period of up to four (4) calendar months as and to the extent requested by UNION PACIFIC to fill inventory requirements due to lack of or inadequacy of Alternate Suppliers and/or to accommodate the necessary start-up times for UNION PACIFIC to open its own wheel shops. If the Agreement was terminated by SUPPLIER due to default of UNION PACIFIC in making payments, then SUPPLIER will not be required to provide such post-termination Wheelset Supply/Services unless adequate measures (such as escrowing funds) are taken to insure timely payment to SUPPLIER.

   8.0  INDEMNITY; INSURANCE; COMPLIANCE  WITH LAWS.
        -------------------------------------------

        8.1 INSURANCE. Prior to the Effective Date, SUPPLIER will obtain and thereafter maintain general public liability insurance and policies of insurance against other risks for which insurance is customarily obtained in operations similar to those of SUPPLIER, with initial annual coverage of not less than Ten Million Dollars ($10,000,000) for any one occurrence for personal injury, and/or property damage liability. The insurance will provide Broad Form Contractual Liability Coverage, severability of interests, name UNION

   PACIFIC and UNION PACIFIC's affiliates as additional insureds, and will be on an occurrence basis. The insurer(s) will be reputable insurance companies acceptable to UNION PACIFIC or with a current Best's Insurance Guide Rating of B and Class VII or better. UNION PACIFIC has the right to adjust the amount of such insurance coverage on the basis of amounts customarily maintained in the industry for such operations, but no more frequently than once every two (2) years.
     SUPPLIER will furnish to UNION PACIFIC evidence that such insurance is being maintained, in the form of a duplicate copy of the insurance policy or a certificate of insurance, with endorsements providing (a) evidence by carrier of continuation of coverage at least ten (10) days prior to expiration of the policy, and (b) that UNION PACIFIC will be given thirty (30) day written notice of any modification or cancellation of the policy.

        8.2  Indemnity.
             ---------

             (a) In addition to any insurance required by this Agreement, SUPPLIER covenants and agrees to release, indemnify, defend and save harmless UNION PACIFIC, its affiliates, and its and their officers, agents, employees, successors and assigns ("UP Indemnified Parties"), from and against any and all claims, losses, damages, liabilities, actions, causes of action, costs and expenses (including, without limitation, attorneys' and experts' fees and court costs) fines and penalties (collectively, "Losses") incurred by any person (including, without limitation, any UP Indemnified Party, SUPPLIER, or any employee of SUPPLIER), to the extent (based on the proportion of causation arising from or relating to the matters described in (i),
   (ii), (iii) and (iv) next following, relative to other causes of the
   Loss) to the Loss arises from or relates to (i) SUPPLIER's use or occupancy of UNION PACIFIC's real property, (ii) SUPPLIER's operations under this Agreement, (iii) SUPPLIER's breach of this Agreement, or
   (iv) UNION PACIFIC's use of any Wheelsets supplied by SUPPLIER or as to which SUPPLIER has provided Wheelset Services.

             (b) The right to indemnity under this Section 8.2 will apply regardless of any negligence or strict liability of any UP Indemnified Party, except for the sole negligence of a UNION PACIFIC Indemnified Party, as established by the final judgment of a court of competent jurisdiction. SUPPLIER expressly and specifically assumes liability under this Section 8.2 for claims or actions brought by SUPPLIER's own employees or the employees of any subcontractor. SUPPLIER waives any immunity it may have under workers' compensation or industrial insurance acts to indemnify UP under this Section 8.2. SUPPLIER acknowledges that this waiver was mutually negotiated by the parties. No court or jury findings in any employee's suit pursuant to any workers' compensation act or the Federal Employers' Liability Act against a party to this Agreement may be relied upon or used by SUPPLIER in any attempt to assert liability against UNION PACIFIC.

        8.3  COMPLIANCE WITH LAWS.

             SUPPLIER will comply with all applicable laws, rules, regulations, statutes and orders relating to the Wheelset
   Supply/Services.

   9.0  ASSIGNMENT.
        ----------

             Neither party may assign, transfer or sell its rights, or delegate its obligations under this Agreement, in whole or in part, to any person who is not a successor to the entire business conducted by either UNION PACIFIC or SUPPLIER, without the prior written consent of the other party. Subject to these restrictions, the provisions of this Agreement are binding upon and will inure to the benefit of the parties, their successors in interest or permitted assigns.

   10.0 NO WAIVER.
        ---------

             Either party's failure to enforce at any time any of the provisions of this Agreement will not be construed to be a waiver of such provision or of the right of the party thereafter to enforce any such provision. The waiver by either party of any of its rights or any events of non-compliance by the other party with the terms of this Agreement in a particular instance will not be construed as a waiver of the same or different rights or non-compliance in subsequent instances.

   11.0 FORCE MAJEURE.
        -------------

        11.1 Neither party will be liable for any failure to perform any obligation under this Agreement resulting from acts of God, fire, flood, tornado, explosion or other casualty (unless caused by the party seeking to be excused from performance), strikes or other labor problems, interruptions or shortage of transport facilities, inability to obtain raw materials or component parts, war, riot, embargo, year 2000 noncompliance by third parties, national emergency, legal restrictions enacted after the Effective Date, or any other causes beyond its control, but due diligence will be used in attempting to mitigate the effects of such cause(s) and to eliminate such causes(s). Upon elimination of the force majeure cause, the affected party will immediately resume performance in accordance with the terms of this Agreement. If the effect of the force majeure cause on SUPPLIER's performance continues for more than ninety (90) days, UNION PACIFIC may terminate this Agreement by giving notice of termination.

        11.2 If the force majeure cause affects only a portion of SUPPLIER's capacity to manufacture, provide and ship Wheelsets and Wheelset Services, SUPPLIER will perform under the Agreement to the extent possible unless otherwise directed in writing by UNION PACIFIC.

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   SUPPLIER agrees that if SUPPLIER's performance is affected by a force majeure cause, then SUPPLIER it will use its best efforts to assist UNION PACIFIC in obtaining a source of supply for any Wheelsets and Wheelsets Services required and that UNION PACIFIC may purchase any or all Wheelsets and Wheelsets Services from Alternate Suppliers notwithstanding the requirements obligation of this Agreement.

        11.3 Promptly upon the occurrence of a force majeure cause (but in no event more than ten (10) business days after the occurrence), the affected party will give the other party notice describing the force majeure cause, together with a reasonable estimate of the duration and affect of the force majeure cause on the affected party's performance. Neither party may be excused from non-performance due to a force majeure cause if it fails to timely give such notice.

   12.0 RELATIONSHIP OF THE PARTIES.
        ---------------------------

        The relationship between SUPPLIER and UNION PACIFIC is that of vendor and vendee. SUPPLIER is an independent contractor, and has no express or implied right or authority to assume or create any obligation on behalf of UNION PACIFIC. In no event will the employees of SUPPLIER be deemed employees of UNION PACIFIC.

   13.0 SUBCONTRACTS
        ------------

        No subcontractor may be retained by SUPPLIER until consented to in writing by UNION PACIFIC. SUPPLIER is fully responsible to UNION PACIFIC for the acts and omissions of all subcontractors and any persons either directly or indirectly employed by subcontractors, just as SUPPLIER is fully responsible for the acts and omissions of persons employed by SUPPLIER. If at any time during the Term, UNION PACIFIC determines that any subcontractor is incompetent, or creates an objectionable condition detrimental to UNION PACIFIC's interests, UNION PACIFIC may notify SUPPLIER in writing and SUPPLIER will take immediately steps to correct the condition. Such steps may include termination of the subcontract and substitution of another subcontractor or performance of the affected work or services by SUPPLIER. All subcontracts and contracts for material entered into by SUPPLIER will provide that all guarantees, warranties, and other obligations will run directly to UNION PACIFIC, that UNION PACIFIC will be named as an additional insured in all insurance policies required to be procured and maintained by any subcontractors, and that upon termination or forfeiture of this Agreement, subcontractors will continue to perform under their subcontracts in the event UNION PACIFIC requests that such performance be continued and takes an assignment of such subcontract.



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   14.0 ARBITRATION
        -----------

        Any and all disputes of whatsoever nature arising out of this Agreement which UNION PACIFIC and SUPPLIER cannot resolve within a commercially reasonable time period may be referred by either party to arbitration under the rules of the American Arbitration Association. If the parties cannot agree on a single arbitrator within thirty (30) days after written demand for arbitration, the arbitrator will be selected pursuant to the rules and regulations of the American Arbitration Association governing commercial transactions. The arbitration proceeding will be conducted within ninety (90) days of any demand for arbitration. If reasonable to do so, as determined by the arbitrator, it will be conducted on a single day with each party being allowed an equal amount of time to present its case. No discovery will be allowed except that each party will submit to the other and to the arbitrator, no later than thirty (30) days prior to the proceeding, copies of all documents to be presented, the names and occupations of all proposed witnesses, and a written summary of the substance of their proposed testimony. The arbitrator will exclude any evidence not presented to the other party and the arbitrator as required by this Section 14.0 within such time period. The parties will submit such legal briefing or other statements of position as the arbitrator may request. The parties will share equally the costs of any such arbitrator(s). Any arbitration decision or aware will be final and not be subject to appeal to any court of law, except in the case of a manifest error in the application of law.

   15.0 NOTICES.
        -------

        All notices, approvals and demands of any kind (other than those to be electronically transmitted as provided in this Agreement) which either party may be required or desire to serve upon the other under this Agreement must be in writing and will be deemed given only upon
   (i) personal delivery, (ii) the sending of a telecopy or facsimile transmission if confirmed within two (2) business days in the manner described in (iii) below, or (iii) delivery by a reputable overnight air courier service. In each case, notices must be addressed or transmitted as set forth below or at such other addresses or facsimile number as may be designated by a party by notice to the other party.

       If to SUPPLIER:      ABC-NACO, Rail Service Group
                            Attention: President
                            100 River Point Corporate Center, Suite 220
                            Birmingham AL 35243
                            Facsimile #: (205) 972-1386

       With copies to:      ABC-NACO Inc.
                            Attention: Vice President and General Counsel
                            2001 Butterfield Road, Suite 502
                            Downers Grove, IL 60515
                            Facsimile #: (630) 737-0167



                                     22







                            Gunderson Rail Services
                            Attention: President
                            One Centerpointe Drive, Suite 200
                            Lake Oswego, OR 97035
                            Facsimile #: (503) 620-4004

       If to UNION PACIFIC: UNION PACIFIC RAILROAD COMPANY
                            Attention: General Director - Purchasing
                            1416 Dodge Street, Room 200
                            Omaha, NE 68179-0001
                            Facsimile #:   (402) 271-3350

   16.0 MISCELLANEOUS.
        -------------

        16.1 PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATION. The paragraph headings in this Agreement are for reference only and are not substantive provisions of this Agreement. The use of a singular or plural form includes the other form, and the use of masculine, feminine or neuter gender includes the other genders.

        16.2 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement constitutes all of the agreements of the parties with respect to the subject matter of this Agreement. Any and all other written or oral agreements existing before the Effective Date between the parties pertaining in any manner to the subject matter of this Agreement are expressly cancelled and superseded by this Agreement. Any modifications or amendments to this Agreement must be in writing and signed by both parties.

        16.3 GOVERNING AGREEMENT. Unless otherwise specifically agreed to in writing, all transactions between UNION PACIFIC and SUPPLIER relating in any manner to the Wheelsets Supply/Services or this Agreement will be governed entirely by the terms and conditions set forth in this Agreement. Without limitation of the previous sentence, any additional or different terms or conditions in UNION PACIFIC purchase orders or SUPPLIER order acknowledgments or other business forms will be deemed objected to by UNION PACIFIC or SUPPLIER, as applicable, and will be of no force or effect whatsoever, notwithstanding any failure by either party to communicate objections.

        16.4 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts executed in and performed entirely within the State, without regard to conflicts of law principles.

        16.5 TIME OF ESSENCE.  Time is of the essence of this Agreement.

        16.6 SEVERABILITY. If any of the provisions of this Agreement, or the application of any such provisions to either of the parties with respect to their obligations under this Agreement, are held by a court or other tribunal of competent jurisdiction to be unlawful or

                                     23







   unenforceable, the remaining provisions of this Agreement will remain in full force and effect, except that if a party consequently is deprived of a substantial benefit of its bargain under this Agreement, then such party may elect to terminate this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

   UNION PACIFIC RAILROAD COMPANY     ABC-NACO INC.

   By:  Michael J. Cronin             By:  Vaughn W. Makary
        ------------------------          -------------------------------
   Title:  Vice President Supply      Title:  President and Chief
                                                 Operating Officer

   Date:  November 10, 1999           Date:  November 10, 1999





































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